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                                                              Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No.    to Registration Statement
No.333-74359 of Linkage Solutions, Inc. on Form S-1 of our report dated March
11, 1999 (except for Note 2 as to which the date is        , 1999), appearing
in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "'Selected Financial Data" and "Experts" in such Prospectus.

   , 1999

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The foregoing consent is in the form that will be signed upon completion of the reorganization and the exchange of shares discussed in note 2 to the consolidated financial statements, assuming that from March 11, 1999 to the date of such completion, no other material events have occurred that would affect the accompanying consolidated financial statements or require disclosure therein. If the share exchange ratio changes, all references to numbers of shares, per share amounts and stock option data included within the consolidated financial statements will also change.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 15, 1999